Exhibit 99.1

Noodles & Company Announces Second Quarter 2016 Financial Results

BROOMFIELD, Colo., August 4, 2016 (Globe Newswire) - Noodles & Company (NASDAQ: NDLS) today announced financial results for its second quarter ended June 28, 2016.
Key highlights for the second quarter of 2016 versus the same quarter a year ago include:

•	Total revenue increased 5.4% to $121.4 million from $115.2 million.

•	Comparable restaurant sales decreased 0.9% for company-owned restaurants, decreased 2.1% for franchise restaurants and decreased 1.0% system-wide.

•	Nine new restaurants opened system-wide in the second quarter, including eight company-owned restaurants and one franchise restaurant.

•
Net loss was $14.1 million for the second quarter of 2016, or $0.51 per diluted share, compared to net income of $3.1 million, or $0.10 per diluted share, in the second quarter of 2015. The Company recorded a $10.2 million pre-tax impairment charge in the second quarter of 2016 related to 11 restaurants, and recognized $0.4 million of on-going closure costs associated with restaurants closed in the fourth quarter of 2015.

•	Adjusted net loss(1) was $0.8 million, or $0.03 per diluted share, compared to adjusted net income of $3.1 million, or $0.10 per diluted share.

•	Adjusted EBITDA(1) decreased to $7.5 million from $12.7 million.

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(1) Adjusted net income (loss) and adjusted EBITDA are non-GAAP measures. A reconciliation of GAAP net income (loss) to each of these measures is included in the accompanying financial data. See “Non-GAAP Financial Measures.”

Dave Boennighausen, Chief Financial Officer and interim Chief Executive Officer of Noodles & Company, stated, “Our second quarter results were below expectations in what proved to be a challenging environment for the industry. Noodles & Company remains a unique, differentiated brand with significant upside. We are working aggressively to implement important strategic decisions to regain momentum and increase shareholder value.”

Boennighausen continued, “We remain confident in the potential and progress of our recent initiatives, including building off-premise sales and our increased investment in building brand awareness in our markets. We are also working to move the business forward through heightened communication of our World Kitchen positioning and a reevaluation of our store operating model to improve the guest experience, as well as to deliver improved unit level profitability. Additionally, on the corporate level we will pursue a more moderate unit growth rate as well as a reduction in corporate overhead.”

Boennighausen concluded, “We are also excited to welcome Victor Heutz as our Chief Operations Officer. Victor brings a wealth of operating experience to the Noodles & Company team and will be instrumental in applying lessons learned from our top performing markets to other markets. Given a challenging consumer backdrop, we do expect that substantial improvement in our financial performance will take time, but I am confident we can deliver a unique guest experience balanced with superior financial results.”

Second Quarter 2016 Financial Results

Total revenue increased $6.2 million in the second quarter of 2016, or 5.4%, to $121.4 million, compared to $115.2 million in the second quarter of 2015. This increase was the result of new restaurants opened system-wide since the beginning of the second quarter of 2015, partially offset by the closure of 16 company-owned restaurants in the fourth quarter of 2015 and a decline in comparable restaurant sales. Additionally, average unit volumes (“AUVs”) overall decreased $31,000 due primarily to lower AUVs at non-comparable restaurants.

Nine new restaurants opened system-wide in the second quarter of 2016, including eight company-owned and one franchise restaurant. We had 514 restaurants at the end of the second quarter, comprised of 443 company-owned and 71 franchise restaurants.

In the second quarter of 2016, comparable restaurant sales decreased 0.9% for company-owned restaurants, decreased 2.1% for franchise restaurants and decreased 1.0% system-wide.

Restaurant contribution margin decreased to 13.7% in the second quarter of 2016, compared to 18.6% in the second quarter of 2015. This decrease was primarily due to deleverage on lower AUVs, increased labor costs, investments in marketing initiatives and additional maintenance costs.

The Company reported a net loss of $14.1 million in the second quarter of 2016, compared with net income of $3.1 million in the second quarter of 2015. In the second quarter of 2016 the Company recorded a $10.2 million pre-tax impairment charge related to eleven restaurants resulting from the Company’s current assessment of their expected future cash flows relative to their asset bases, based on recent results. Adjusted net loss of $0.8 million in the second quarter of 2016 decreased from adjusted net income of $3.1 million in the second quarter of 2015. Adjusted EBITDA decreased to $7.5 million in the second quarter of 2016 from $12.7 million in the second quarter of 2015.

First Two Quarters of 2016 Financial Results
Total revenue increased $14.4 million in the first two quarters of 2016, or 6.5%, to $235.4 million, compared with $221.0 million in the first two quarters of 2015. This increase was the result of new restaurants opened system-wide since the beginning of the second quarter of 2015, partially offset by the closure of 16 company-owned restaurants in the fourth quarter of 2015 and a decline in comparable restaurant sales. Additionally, AUVs overall decreased $31,000 due primarily to lower AUVs at non-comparable restaurants.
In the first two quarters of 2016, the Company opened 24 new restaurants system-wide, including 22 company-owned and 2 franchise restaurants.
In the first two quarters of 2016, comparable restaurant sales decreased 0.4% for company-owned restaurants, 1.3% for franchise restaurants and 0.5% system-wide.
Restaurant contribution margin decreased to 13.5% in the first two quarters of 2016, compared with 17.5% in the first two quarters of 2015. The decrease was primarily due to deleverage on lower AUVs, increased labor costs, investments in marketing initiatives and additional maintenance costs.
The Company reported a net loss of $16.5 million in the first two quarters of 2016, compared with net income of $0.3 million in the first two quarters of 2015. In the first two quarters of 2016, the Company recorded a $10.3 million pre-tax impairment charge related to 12 restaurants resulting from the Company’s assessment of their expected future cash flows relative to their asset bases, based on recent results. The Company also incurred $1.0 million of pre-tax ongoing costs related to closing 16 restaurants in fourth quarter of 2015. In the first quarter of 2015, the Company recorded a $5.9 million pre-tax impairment charge related to eight restaurants. Adjusted net loss was $2.5 million for the first two quarters of 2016, which was a decrease from adjusted net income of $3.9 million in the first two quarters of 2015. Adjusted EBITDA decreased to $12.9 million from $21.5 million in the first two quarters of 2015.

2016 Outlook

Based upon management’s current assessment following second quarter results, the Company has revised guidance and currently expects the following for full year 2016:

•	Approximately 45 new restaurants system-wide, including 37 to 40 company-owned restaurant openings;

•	Total revenue of $490 million to $500 million;

•	Flat to modestly negative comparable restaurant sales growth;

•	Restaurant level contribution margin of 13.5% to 14.5%;

•	Adjusted EBITDA of $28 million to $32 million; and

•	Adjusted diluted loss per share of ($0.08) to ($0.12)

The Company believes that a quantitative reconciliation of the Company’s non-GAAP financial guidance, namely adjusted EBITDA and adjusted diluted loss per share, to the most comparable financial measures calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the Company to predict the timing and likelihood of outcomes that determine future impairments and the tax benefit of any such future impairments. Neither of these measures, nor their probable significance, can be reliably quantified due to the inability to forecast future impairments.

Key Definitions
Comparable Restaurant Sales — represent year-over-year sales comparisons for the comparable restaurant base open for at least 18 full periods.
Restaurant Contribution Margin — represents restaurant revenue less restaurant operating costs which are costs of sales, labor, occupancy and other restaurant operating costs.
Adjusted EBITDA — represents net income (loss) before interest expense, debt extinguishment expense, provision (benefit) for income taxes, restaurant impairments, closure costs and asset disposals, depreciation and amortization, stock-based compensation and other one-time expenses. Adjusted EBITDA is presented because: (i) management believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairments, asset disposals and closure costs, and (ii) management uses it internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare performance to that of competitors. See “Non-GAAP Financial Measures” below.
Adjusted Net Income (Loss) — represents net income (loss) plus various adjustments and the tax effects of these adjustments. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding the Company’s performance, excluding the impact of special items that affect the comparability of results in past quarters and expected results in future quarters. See “Non-GAAP Financial Measures” below.

Conference Call
Noodles & Company will host a conference call to discuss its second quarter financial results on Thursday, August 4, 2016 at 4:30 PM Eastern Time. The conference call can be accessed live over the phone by dialing (877) 303-1298 or for international callers by dialing (253) 237-1032. A replay will be available after the call and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the passcode is 46588374. The replay will be available until Tuesday, August 11, 2016. The conference call will also be webcast live from the Company’s corporate website at investor.noodles.com, under the “Events & Presentations” page. An archive of the webcast will be available at this location shortly after the call has concluded until Tuesday, August 11, 2016.

Non-GAAP Financial Measures
To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted EBITDA, adjusted net income (loss) and adjusted earnings (loss) per share (collectively, the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or to be superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding the Company’s performance excluding the impact of restaurant impairment costs, stock-based compensation expense and the tax effect of such adjustments. The non-GAAP financial measures used by the Company in this press release may be different from the measures used by other companies.

For more information on the non-GAAP financial measures, please see the “Reconciliation of Non-GAAP Measurements to GAAP Results” tables in this press release. These accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

About Noodles & Company
Noodles & Company is a fast-casual restaurant chain where its globally inspired dishes come together to create a World Kitchen. Recognized by Parents Magazine as a Top Family Friendly Restaurant, and Health Magazine as one of America’s Healthiest Fast Food Restaurants, Noodles & Company is a restaurant where Japanese Pan Noodles rest comfortably next to Penne Rosa and Wisconsin Mac & Cheese, but where world flavors don’t end at just noodles. Inspired by some of the world’s most celebrated flavor combinations, Noodle & Company’s menu offers soups, salads, sandwiches and shareables, too. Everything is made fresh to order, just as you like it, using quality ingredients. Dishes are delivered to the table allowing guests time to sit and relax or grab a quick bite. With more than 500 locations nationwide, from California to Connecticut, guests can find a location nearest them and take a tour of the global World Kitchen menu by visiting www.noodles.com.

Forward-Looking Statements
This press release contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words, and variations of words, such as “believe,” “estimate,” “anticipate,” “expect,” “intend,” “may,” “will,” “would” and similar expressions are intended to identify our forward-looking statements. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding 2016 guidance, including unit growth, total revenue, comparable restaurant sales growth, restaurant level contribution margin, adjusted EBITDA, adjusted diluted earnings (loss) per share and our expected annual effective tax rate; operating margins; new restaurant development; additional public company expenses; our target and adjusted net income (loss) and targeted restaurant openings. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company’s forward-looking statements. These risks and uncertainties include: our ability to achieve and maintain increases in comparable restaurant sales and to successfully execute our growth strategy; the success of our marketing efforts; our ability to open new restaurants on schedule; current economic conditions; price and availability of commodities; changes in labor costs; consumer confidence and spending patterns; the assumptions used in the adjustment of interest expense and the adjustments for certain incremental legal, accounting, insurance and other compliance costs used to calculate adjusted net income; changes in consumer tastes and the level of acceptance of the Company’s restaurant concepts (including consumer acceptance of prices and the success of our catering offerings); consumer reactions to public health issues and perceptions of food safety; seasonal factors; and weather.  For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2015 filed on March 1, 2016. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as may be required by applicable law or regulation.

Noodles & Company
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 28, 2016	June 30, 2015	June 28, 2016	June 30, 2015
Revenue:
Restaurant revenue	$120,204	$113,834	$233,069	$218,616
Franchising royalties and fees	1,203	1,399	2,324	2,378
Total revenue	121,407	115,233	235,393	220,994
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	32,164	29,863	62,353	57,674
Labor	39,316	35,149	76,750	68,178
Occupancy	13,688	12,480	27,002	24,698
Other restaurant operating costs	18,596	15,158	35,488	29,875
General and administrative	9,840	9,232	19,877	17,650
Depreciation and amortization	7,071	6,923	13,977	13,843
Pre-opening	796	1,162	1,833	2,042
Restaurant impairments, closure costs and asset disposals	11,248	250	12,264	6,336
Total costs and expenses	132,719	110,217	249,544	220,296
(Loss) income from operations	(11,312)	5,016	(14,151)	698
Interest expense, net	598	198	1,226	427
(Loss) income before income taxes	(11,910)	4,818	(15,377)	271
Provision (benefit) for income taxes	2,177	1,756	1,083	(39)
Net (loss) income	$(14,087)	$3,062	$(16,460)	$310
(Loss) earnings per share of Class A and Class B common stock, combined:
Basic	$(0.51)	$0.10	$(0.59)	$0.01
Diluted	$(0.51)	$0.10	$(0.59)	$0.01
Weighted average shares of Class A and Class B common stock outstanding, combined:
Basic	27,776,094	29,950,122	27,754,615	29,896,663
Diluted	27,776,094	30,720,102	27,754,615	30,792,278

Noodles & Company
Condensed Consolidated Statements of Operations as a Percentage of Revenue
(in percentages, unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 28, 2016	June 30, 2015	June 28, 2016	June 30, 2015
Revenue:
Restaurant revenue	99.0%	98.8%	99.0%	98.9%
Franchising royalties and fees	1.0%	1.2%	1.0%	1.1%
Total revenue	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Restaurant Operating Costs (exclusive of depreciation and amortization shown separately below): (1)
Cost of sales	26.8%	26.2%	26.8%	26.4%
Labor	32.7%	30.9%	32.9%	31.2%
Occupancy	11.4%	11.0%	11.6%	11.3%
Other restaurant operating costs	15.5%	13.3%	15.2%	13.7%
General and administrative	8.1%	8.0%	8.4%	8.0%
Depreciation and amortization	5.8%	6.0%	5.9%	6.3%
Pre-opening	0.7%	1.0%	0.8%	0.9%
Restaurant impairments, closure costs and asset disposals	9.3%	0.2%	5.2%	2.9%
Total costs and expenses	109.3%	95.6%	106.0%	99.7%
(Loss) income from operations	(9.3)%	4.4%	(6.0)%	0.3%
Interest expense, net	0.5%	0.2%	0.5%	0.2%
(Loss) income before income taxes	(9.8)%	4.2%	(6.5)%	0.1%
Provision (benefit) for income taxes	1.8%	1.5%	0.5%	—%
Net (loss) income	(11.6)%	2.7%	(7.0)%	0.1%
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(1)	As a percentage of restaurant revenue.

Noodles & Company
Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant activity and comparable restaurant sales, unaudited)

	As of
	June 28, 2016	December 29, 2015
Balance Sheet Data
Total current assets	$21,942	$25,401
Total assets	233,892	239,961
Total current liabilities	28,089	32,914
Total long-term debt	78,503	67,732
Total liabilities	154,604	146,189
Total stockholders’ equity	79,288	93,772

	Fiscal Quarter Ended
	June 28, 2016	March 29, 2016	December 29, 2015	September 29, 2015	June 30, 2015
Selected Operating Data
Restaurant Activity:
Company-owned restaurants at end of period	443	436	422	424	411
Franchise restaurants at end of period	71	71	70	64	61
Revenue Data:
Company-owned average unit volumes	$1,092	$1,101	$1,103	$1,111	$1,123
Franchise average unit volumes	$1,083	$1,105	$1,121	$1,128	$1,138
Company-owned comparable restaurant sales	(0.9)%	—%	(0.9)%	(0.7)%	0.1%
Franchise comparable restaurant sales	(2.1)%	(0.5)%	(2.1)%	(1.9)%	(0.5)%
System-wide comparable restaurant sales	(1.0)%	(0.1)%	(1.1)%	(0.9)%	—%

Reconciliations of Non-GAAP Measurements to GAAP Results

Noodles & Company
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
(in thousands, unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 28, 2016	June 30, 2015	June 28, 2016	June 30, 2015
Net (loss) income	$(14,087)	$3,062	$(16,460)	$310
Depreciation and amortization	7,071	6,923	13,977	13,843
Interest expense, net	598	198	1,226	427
Provision (benefit) for income taxes	2,177	1,756	1,083	(39)
EBITDA	$(4,241)	$11,939	$(174)	$14,541
Restaurant impairments, closure costs and asset disposals	11,248	250	12,264	6,336
Stock-based compensation expense	501	464	849	625
Adjusted EBITDA	$7,508	$12,653	$12,939	$21,502
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EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income (loss) or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies. These measures are presented because we believe that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations.
EBITDA is calculated as net income (loss) before interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table above.
EBITDA and adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairments, closure costs and asset disposals and (ii) we use adjusted EBITDA internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and income tax rates) and differences in book depreciation of property, plant and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that adjusted EBITDA facilitates company-to-company comparisons within our industry by eliminating some of these foregoing variations. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

Noodles & Company
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 28, 2016	June 30, 2015	June 28, 2016	June 30, 2015
Net (loss) income	$(14,087)	$3,062	$(16,460)	$310
Restaurant impairments and closure costs(a)	10,660	—	11,326	5,907
Tax adjustments, net(b)	2,659	—	2,646	(2,287)
Adjusted net (loss) income	$(768)	$3,062	$(2,488)	$3,930

(Loss) earnings per share of Class A and Class B common stock, combined:
Basic	$(0.51)	$0.10	$(0.59)	$0.01
Diluted	$(0.51)	$0.10	$(0.59)	$0.01
Adjusted (loss) earnings per Class A and Class B common stock, combined
Basic	$(0.03)	$0.10	$(0.09)	$0.13
Diluted	$(0.03)	$0.10	$(0.09)	$0.13
Weighted average Class A and Class B common stock outstanding, combined (c)
Basic	27,776,094	29,950,122	27,754,615	29,896,663
Diluted	27,776,094	30,720,102	27,754,615	30,792,278
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Adjusted net income (loss) is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income (loss) as net income (loss) plus the impact of adjustments and the tax effects of these adjustments. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding our performance, excluding the impact of special items that affect the comparability of results in past quarters to expected results in future quarters. Adjusted net income (loss) as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted net income (loss) should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure to analyze changes in our underlying business from quarter to quarter based on comparable financial results.

(a)
Reflects the adjustment to eliminate the impact of impairing 11 restaurants in the second quarter of 2016 and one restaurant in the first quarter of 2016, as well as, eliminating the impact of ongoing costs related to closing 16 restaurants closed in the fourth quarter of 2015. Eight restaurants were impaired in the first quarter of 2015. These expenses are included in the “Restaurant impairments, closure costs and asset disposals” line in the Condensed Consolidated Statements of Operations.

(b)	Reflects the adjustment to normalize the impact of the valuation allowance that affects our annual effective tax rate and the tax impact of the other adjustment in (a) above.

(c)	Adjusted per share amounts are calculated by dividing adjusted net income (loss) by the basic and diluted weighted average shares outstanding.